Exhibit 99.1

Ligand Pharmaceuticals Announces First Quarter Results

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO--(BUSINESS WIRE)--Ligand Pharmaceuticals Incorporated (NASDAQ:LGND) today announced financial results for the first quarter of 2008, and provided an operating forecast and program updates.

Financial Results

Total revenues from continuing operations for the three months ended March 31, 2008 were $4.9 million, compared with $0.2 million for the same period in 2007.

Expenses from continuing operations in the first quarter of 2008 were $17.3 million, compared with $29.8 million in the first quarter of 2007. Included in general and administrative expenses for the first quarter of 2008 is $4.1 million of lease costs and $0.7 million of asset impairment charges associated with a building vacated and subleased in February 2008; and included in research and development expenses for the first quarter of 2008 is $0.6 million paid to the Salk Institute for a royalty buyout fee related to Pfizer’s FABLYN® NDA submission. Included in operating expenses in the first quarter of 2007 are one-time items totaling $10.2 million related to the Company’s restructuring announced in January 2007, and $1.0 million related to the write-off of certain assets either disposed of or no longer used by the Company in its ongoing operations.

Net loss in the first quarter of 2008 was $3.9 million, or $0.04 per share, compared with net income of $274.3 million, or $2.72 per share, in the comparable 2007 quarter. Loss from continuing operations in the first quarter of 2008 was $9.7 million, or $0.10 per share, compared with a loss from continuing operations of $16.9 million, or $0.17 per share, in the comparable 2007 quarter. Income from discontinued operations, net of taxes, in the first quarter of 2008 was $5.8 million, or $0.06 per share, compared with income from discontinued operations, net of taxes, of $291.2 million, or $2.89 per share, in the comparable 2007 quarter.

As of March 31, 2008, Ligand had cash, cash equivalents, short-term investments and restricted investments of $91.6 million. In addition, as of March 31, 2008, there was approximately $10 million of cash held in a trust account to support potential indemnifiable claims on behalf of certain current and former members of Ligand’s Board of Directors. In the first quarter of 2008, the Company received $8.0 million, including interest, previously held in escrow to support potential claims by purchasers of Ligand’s commercial products.

First Quarter 2008 and Subsequent Weeks Highlights

  April: Initiated a Phase II clinical trial with LGD-4665 in idiopathic thrombocytopenic purpura (ITP)
  March: Announced that the U.S. Food and Drug Administration (FDA) granted priority review for the new drug application (NDA) filed by Ligand partner GlaxoSmithKline (GSK) for PROMACTA® for the treatment of chronic short-term ITP
  January: Announced that the Company was awarded a U.S. patent for LGD-4665, and ranked as one of the Top Industry Innovators by the Pharmaceuticals Patent Scorecard

“In the first quarter we remained diligent to our disciplined cost structure while increasing productivity throughout the company, particularly in our research programs focused on the development of novel, differentiated therapeutics addressing unmet and underserved medical needs. Our ability to innovate has led to a growing recognition of Ligand’s science, with recent examples including being awarded a U.S. patent for LGD-4665, having LGD-4665 named one of the 100 Great Investigational Drugs by R&D Directions magazine and receiving recognition as one of the industry’s top innovators in the Patent Board’s Pharmaceuticals Patent Scorecard,” said John L. Higgins, President and Chief Executive Officer.

“Beyond our proprietary work, it is notable that after years of scientific research and development between Ligand and several leading pharmaceutical company partners, three of those partners have NDAs under review at the FDA,” he added. “We are fortunate to have a strong balance sheet and partnerships with advanced-stage deals, which are important attributes given the current landscape for small-cap biotech companies and regulatory environment.”

2008 Operating Forecast

Affirming its previous 2008 revenue forecast, Ligand expects to receive approximately $20 million in royalty revenue for the full year from King Pharmaceuticals for sales of AVINZA® plus potential milestone payments from existing corporate partners. For the remaining three quarters of 2008, the Company anticipates total operating costs will be between $27 and $30 million including stock-based compensation and $1.5 million of amortization of deferred gain on sale leaseback. Excluding the $4.1 million lease costs associated with vacating and subleasing a building in February 2008, this estimate is a few million dollars higher than our original 2008 forecast mainly due to expenses to accelerate preclinical activities for our SARM program and higher legal expenses.

Key Program Updates

LGD-4665 – TPO Mimetic: Ligand has initiated a Phase II clinical trial with LGD-4665 in ITP. The 24-patient, double-blind placebo-controlled trial is designed to evaluate the safety and efficacy of LGD-4665 in adult patients. During 2008 the Company expects to initiate additional clinical studies with LGD-4665. The March 2008 edition of R&D Directions magazine listed LGD-4665 among its “100 Great Investigational Drugs.” Ligand's oral presentation entitled "Single and Multiple Oral Doses of LGD-4665, A Small Molecule Thrombopoietin Receptor Agonist, Increase Platelet Counts in Healthy Male Subjects and Demonstrate Potential to Treat Thrombocytopenic Patients" has been selected for the 13th Congress of the European Hematology Association (EHA) to be held in Copenhagan on June 13, 2008.

Selective Androgen Receptor Modulators (SARM): Ligand continues to conduct preclinical development studies on potential SARM candidates, and expects to file an investigational new drug (IND) application for its lead SARM, LGD-4033, in the fourth quarter of 2008.

EPO Mimetic: Ligand is conducting drug discovery and research studies for an oral erythropoietin (EPO) mimetic.

GlaxoSmithKline – TPO Mimetic, Eltrombopag: Ligand’s partner GSK was granted priority FDA review for the PROMACTA® (eltrombopag) NDA for treatment of chronic short-term ITP. GSK estimates first FDA action on PROMACTA on June 19, 2008. Two pivotal Phase III trials were initiated by GSK in the fourth quarter of 2007 for hepatitis C. GSK’s 2007 Annual Report referenced their one Phase I trial in sarcoma, Phase II trials in chemotherapy induced thrombocytopenia and the expectation of MAA and NDA submissions for the long-term treatment of ITP in 2008.

Wyeth – SERM (selective estrogen receptor modulator), Bazedoxifene:

VIVIANT™ (bazedoxifene): Wyeth expects an FDA advisory committee to review the pending NDAs for both the treatment and prevention for postmenopausal osteoporosis. Wyeth expects such an FDA advisory committee meeting to be held by the fourth quarter of 2008. In September 2007 an MAA was submitted in Europe for VIVIANT for osteoporosis treatment and prevention.

APRELA™ (bazedoxifene CE): Wyeth announced during its fourth quarter 2007 conference call that it recently met with the FDA to review the Phase III clinical trial results for APRELA and discuss the planned NDA filing. Wyeth stated it must successfully complete additional work before filing, and expects to file an NDA in the first half of 2009.

Pfizer – SERM, Lasofoxifene: Ligand’s partner Pfizer submitted an MAA for FABLYN® (lasofoxifene) for osteoporosis treatment in January 2008. An NDA for FABLYN for osteoporosis treatment was submitted in the fourth quarter of 2007.

Upcoming Events

Ligand plans to present at the following conferences in the second quarter of 2008:

  FBR Capital Markets 12th Annual Spring Investor Conference, New York, May 28
  Needham & Company 7th Annual Needham & Co Biotech and Medtech Conference, New York, June 11-12

Conference Call

Ligand management will host a conference call today to discuss this announcement and answer questions; the call will begin at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate via telephone, please dial (877) 356-5578 from the U.S. or (706) 679-0565 from outside the U.S., passcode 44063643. A replay of the call will be available until June 2, 2008 at 5:30 p.m. Eastern time by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S. Individual investors can access the Webcast through Ligand’s web site at www.ligand.com.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, hepatitis C, cancer, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology.

Forward-Looking Statements

This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. Actual events or results may differ from Ligand’s expectations. For example, we may not receive expected royalties on AVINZA® from King Pharmaceuticals or any other partnered products or from research and development milestones, and we may not be able to timely or successfully transform Ligand or advance any product(s) in Ligand’s pipeline. In addition, there can be no assurance that Ligand will achieve any of its forecasts for 2008, including its updated guidance, that Ligand’s 2008 revenues will be driven by royalty payments related to AVINZA sales, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval in 2008 or later, or that there will be a market for the product(s) if successfully developed and approved. Ligand may be unable to file an IND for its lead SARM LGD-4033 by the end of 2008. Ligand may also be unable to initiate multiple trials with LGD-4665. Also, Ligand may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand’s ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand’s product(s) could delay or prevent regulatory approval or commercialization. Ligand may also have indemnification obligations to King Pharmaceuticals or Eisai in connection with the sales of the AVINZA and oncology product lines. Further, Ligand may not realize significant operating savings due to its restructuring, Ligand may not be able to successfully or timely complete a transformation of the company, its early stage programs or any specific business or research initiative(s), and Ligand may be unable to create any additional stockholder value. Ligand may be unable to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidates, and Ligand’s product candidates and/or proprietary technologies may give rise to claims of infringement of the intellectual property rights of others. In addition, Ligand may not be able to successfully implement its strategy, and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand’s business can be found in prior press releases available via www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months Ended March 31,
	2008	2007

Revenues:
Royalties	$4,874	$-
Collaborative research and development and other revenues	-	235
	4,874	235

Operating costs and expenses:
Research and development	7,165	15,602
General and administrative	10,099	14,167
Total operating costs and expenses	17,264	29,769
Amortization of deferred gain on sale leaseback	491	491
Loss from operations	(11,899)	(29,043)
Other income, net	401	2,960
Income tax benefit	1,781	9,194
Loss from continuing operations	(9,717)	(16,889)
Discontinued operations, net of taxes	5,784	291,210
Net income (loss)	$(3,933)	$274,321
Basic and diluted per share amounts:
Loss from continuing operations	$(0.10)	$(0.17)
Discontinued operations	0.06	2.89
Net income (loss)	$(0.04)	$2.72
Weighted average number of common shares	95,047,440	100,686,308

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash, cash equivalents and short-term investments	$90,228	$94,408
Other current assets	3,020	5,068
Current portion of co-promote termination asset	8,651	10,467
Total current assets	101,899	109,943

Restricted investments	1,411	1,411
Property and equipment, net	2,091	2,865
Long-term portion of co-promote termination asset	50,726	48,989
Restricted indemnity account	10,138	10,070
	$166,265	$173,278

Liabilities and Stockholders' Equity

Accounts payable and accrued liabilities	$32,458	$37,009
Current portion of deferred gain	1,964	1,964
Current portion of co-promote termination liability	8,651	10,467
Current portion of debt	1,238	1,528
Total current liabilities	44,311	50,968
Long-term portion of debt	403	627
Long-term portion of co-promote termination liability	50,726	48,989
Long-term portion of deferred gain	24,765	25,256
Other long-term liabilities	9,181	5,978
Total liabilities	129,386	131,818
Common stock subject to conditional redemption	12,345	12,345
Stockholders' equity	24,534	29,115
	$166,265	$173,278

CONTACT:
Ligand Pharmaceuticals Incorporated
John L. Higgins, President and CEO
Erika Luib, Investor Relations
858-550-7896
or
Lippert/Heilshorn & Associates
Don Markley, 310-691-7100
dmarkley@lhai.com